Exhibit 23.3
CONSENT OF KPMG LLP
The Board of Directors
Oracle Corporation:
We consent to the use of our report dated February 28, 2006, with respect to the consolidated balance sheets of Siebel Systems, Inc. and subsidiaries as of December 31, 2004 and 2005, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended, and our reports dated March 11, 2005, with respect to the consolidated balance sheets of Siebel Systems, Inc. and subsidiaries as of December 31, 2003 and 2004, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports are incorporated by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Oracle Corporation and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Mountain View, California
April 13, 2006